Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	July 30, 2004

THE WASHINGTON POST COMPANY REPORTS

SECOND QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $84.9 million ($8.82 per share) for its second quarter ended June 27, 2004, up from net income of $60.6 million ($6.32 per share) for the second quarter of last year.

Results for the second quarter of 2003 included an early retirement program charge at The Washington Post newspaper (after-tax impact of $1.3 million, or $0.14 per share).

Revenue for the second quarter of 2004 was $818.4 million, up 16% from $706.9 million in 2003. The increase in revenue is due mostly to significant revenue growth at the education division. Revenue at the Company’s cable, broadcast and newspaper publishing divisions also increased for the second quarter of 2004, while revenues were down slightly at the magazine publishing division.

Operating income was up 37% for the second quarter of 2004 to $146.0 million, from $106.9 million in 2003. The Company benefited from improved results at each of its operating divisions, particularly at the education division, offset by a reduced net pension credit.

For the first six months of 2004, net income totaled $144.3 million ($14.98 per share), compared with $133.7 million ($13.91 per share) for the same period of 2003. Results for the first six months of 2003 included an after-tax non-operating gain from the sale of the Company’s 50 percent interest in the International Herald Tribune (after-tax impact of $32.3 million, or $3.38 per share) and an early retirement program charge at The Washington Post newspaper (after-tax impact of $1.3 million, or $0.14 per share).

Revenue for the first half of 2004 was $1,577.4 million, up 17% over revenue of $1,347.4 million for the first six months of 2003. Operating income increased 35% to $250.9 million, from $186.0 million in 2003. Consistent with the Company’s results for the second quarter of 2004, the Company’s year-to-date results benefited from improved operating results at each of its operating divisions, particularly at the education division.

Excluding charges related to early retirement programs, the Company’s operating income for the second quarter and first six months of 2004 includes $10.0 million and

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$20.1 million of net pension credits, respectively, compared to $13.4 million and $26.9 million for the same periods of 2003. At December 28, 2003, the Company reduced its assumption on the discount rate from 6.75% to 6.25%. Overall, the pension credit for 2004 is expected to be down by approximately $14 million compared to 2003, excluding charges related to early retirement programs.

Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $234.0 million for the second quarter of 2004, an increase of 5% from $223.1 million in the second quarter of 2003; division revenue increased 6% to $452.8 million for the first six months of 2004, from $427.2 million for the first six months of 2003. Division operating income for the second quarter increased 2% to $37.7 million, from $37.0 million in the second quarter of 2003; operating income increased 19% to $69.7 million for the first six months of 2004, compared to $58.4 million for the first six months of 2003. Second quarter operating results in 2004 reflect higher print and online advertising revenue, payroll savings from early retirement programs implemented at The Post in 2003, an 8% increase in newsprint expense at The Post, and a $3.2 million reduction in the net pension credit, excluding charges related to early retirement programs. Second quarter operating results in 2003 included a $2.2 million pre-tax early retirement program charge at The Washington Post newspaper and incremental costs associated with the war in Iraq. The increase in operating income for the first six months of 2004 is due to increased advertising revenue and cost control initiatives employed throughout the division, the early retirement program charge noted above, offset by a 7% increase in newsprint expense at The Post, and a $6.4 million reduction in the net pension credit, excluding charges related to early retirement programs.

Print advertising revenue at The Washington Post newspaper in the second quarter increased 1% to $150.0 million, from $148.1 million in 2003, and increased 4% to $292.2 million for the first six months of 2004, from $280.6 million for the first six months of 2003. Classified recruitment advertising revenue was up 21% to $19.0 million in the second quarter of 2004, a $3.3 million increase compared to the second quarter of 2003. The increase in print advertising revenue for the first six months of 2003 is primarily due to increases in preprint, general and classified recruitment. Classified recruitment advertising revenue was up 20% to $38.6 million, a $6.5 million increase compared to the first half of 2003.

For the first six months of 2004, Post daily and Sunday circulation declined 3.3% and 2.6%, respectively, compared to the same period of the prior year. For the six months ended June 27, 2004, average daily circulation at The Post totaled 721,100 and average Sunday circulation totaled 1,021,000.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 39% to $15.4 million for the second quarter of 2004,

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from $11.1 million in the second quarter of 2003; online revenues increased 40% to $28.8 million for the first six months of 2004, from $20.6 million in the first six months of 2003. Local and national online advertising revenues grew 61% and 62% for the second quarter and first six months of 2004, respectively. Online classified advertising revenue on washingtonpost.com increased 37% in the second quarter of 2004 and 41% for the first six months of 2004.

In May 2004, the Company announced the acquisition of El Tiempo Latino, a leading Spanish-language weekly newspaper in the greater Washington area. It is published on Friday of each week and has ABC-audited weekly free circulation of 34,000.

Television Broadcasting

Revenue for the television broadcasting division increased 10% in the second quarter of 2004 to $90.2 million, from $81.8 million in 2003, due primarily to $4.5 million in political advertising. For the first six months of 2004, revenue increased 9% to $166.6 million, from $152.6 million in 2003, due to $7.2 million in political advertising in the first half of 2004 and several days of commercial-free coverage in connection with the Iraq war in March 2003.

Operating income for the second quarter and first six months of 2004 increased 12% and 15%, respectively, to $43.7 million and $75.0 million, respectively, from $39.0 million and $65.3 million for the second quarter and first six months of 2003, respectively. The operating income increases are primarily related to the revenue growth discussed above.

Magazine Publishing

Revenue for the magazine publishing division totaled $91.0 million for the second quarter of 2004, a 1% decline from $91.9 million for the second quarter of 2003; division revenue totaled $175.6 million for the first six months of 2004, a 4% increase from $169.4 million for the first six months of 2003. The revenue decrease for the second quarter was primarily due to the timing of the primary trade show of PostNewsweek Tech Media, which was in the first quarter of 2004 versus the second quarter of 2003. Advertising revenue at Newsweek increased 14% in the second quarter of 2004 due to increases in ad pages at both the domestic and international editions, despite one fewer issue of the international edition. Travel-related advertising revenues at the Pacific edition of Newsweek suffered in the second quarter of 2003 due to the SARS outbreak. The increase in revenues for the first six months of 2004 is primarily due to increased advertising revenue at Newsweek as a result of increased ad pages at the domestic and international editions, despite one fewer international edition issue in 2004.

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Operating income totaled $17.6 million for the second quarter of 2004, a 42% increase from $12.4 million in the second quarter of 2003. The increase in operating income is primarily due to the increase in Newsweek advertising revenue and a reduction in subscription, manufacturing and distribution expenses at the international editions of Newsweek, offset by operating income from the primary trade show of PostNewsweek Tech Media in the second quarter of 2003. Operating income totaled $24.5 million for the first six months of 2004, up 85% from $13.2 million for the first six months of 2003. The year-to-date improvement in operating results is primarily attributable to increased advertising revenue and continued cost controls at Newsweek.

Cable Television

Cable division revenue of $126.4 million for the second quarter of 2004 represents a 10% increase over 2003 second quarter revenue of $114.6 million; for the first six months of 2004, revenue increased 10% to $247.4 million, from $224.9 million in 2003. The 2004 revenue increase is due to continued growth in the division’s cable modem and digital service revenues and a $2 monthly rate increase for basic cable service, effective March 1, 2004, at most of the cable division’s systems.

Cable division operating income for the second quarter of 2004 increased 19% to $25.2 million, from $21.2 million for the second quarter of 2003. The increase in operating income is due mostly to the division’s revenue growth, offset by higher depreciation and programming expenses and increases in internet costs. Cable division operating income for the first six months of 2004 increased 14% to $47.8 million, from $42.0 million for the first six months of 2003. The increase is due mostly to the division’s significant revenue growth, offset by higher depreciation and programming expenses, along with an increase in internet and employee benefits costs.

The increase in depreciation expense is due to significant capital spending in recent years that has enabled the cable division to offer digital and broadband cable services to its subscribers. At June 30, 2004, the cable division had approximately 220,400 digital cable subscribers, down slightly from 222,900 at December 31, 2003, but up from 203,900 at the end of June 2003. This represents a 31% penetration of the subscriber base. At June 30, 2004, the cable division had 152,300 CableONE.net service subscribers, compared to 106,600 at the end of June 2003. Both digital and cable modem services are now offered in virtually all of the cable division’s markets.

At June 30, 2004, the cable division had 711,900 basic subscribers, compared to 714,500 at the end of June 2003. The decrease is due to small losses associated with the basic rate increase discussed above.

At June 30, 2004, Revenue Generating Units (RGUs), as defined by the NCTA Standard Reporting Categories, totaled 1,084,600 compared to 1,025,400 as of June 30, 2003. The increase is due to an increase in the number of digital cable and high speed data customers.

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Education

Education division revenue totaled $276.7 million for the second quarter of 2004, a 41% increase over revenue of $195.6 million for the same period of 2003. Kaplan reported operating income for the second quarter of 2004 of $29.4 million, compared to $3.5 million in the second quarter of 2003. Approximately 27% of the increase in Kaplan revenue is from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education. Excluding revenue from acquired businesses, education division revenue increased 30% for the second quarter of 2004. For the first six months of 2004, education division revenue totaled $535.0 million, a 43% increase over revenue of $373.3 million for the same period of 2003. Kaplan reported operating income of $50.1 million for the first six months of 2004, compared to $19.5 million for the first six months of 2003. Approximately 41% of the increase in Kaplan revenue is from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education. Excluding revenue from acquired businesses, education division revenue increased 26% for the first six months of 2004. A summary of operating results for the second quarter and the first six months of 2004 compared to 2003 is as follows:

	Second Quarter			YTD
(In thousands)	2004	2003	% Change	2004	2003	% Change
Revenue
Supplemental education	$143,410	$115,708	24	$279,010	$213,890	30
Higher education	133,286	79,852	67	255,957	159,448	61

	$276,696	$195,560	41	$534,967	$373,338	43

Operating income (loss)
Supplemental education	$25,102	$21,643	16	$45,694	$40,195	14
Higher education	23,343	9,099	157	43,515	24,021	81
Kaplan corporate overhead	(7,213)	(6,893)	(5)	(15,190)	(14,333)	(6)
Other*	(11,789)	(20,322)	42	(23,939)	(30,429)	21

	$29,443	$3,527	735	$50,080	$19,454	157

*	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training and Score! businesses. A large portion of the increase in supplemental education revenue for the first six months of 2004 is from Financial Training Company (FTC), which was acquired in March 2003. Headquartered in London, FTC provides test preparation services for accountants and financial services professionals, with training centers in the United Kingdom and Asia. However, FTC’s business is seasonal and while FTC’s operating income improved in the second quarter of 2004 compared to the prior year, FTC typically incurs an operating loss in the first quarter of the year; therefore, supplemental education operating income comparisons for the first six months of 2004 were adversely affected by FTC. The improvement in supplemental education results for 2004 is due to increased enrollment at Kaplan’s traditional test preparation business (particularly the SAT/PSAT) and increases from the professional real estate courses.

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Score! also contributed to the improved revenue and operating results due to higher rates and nine new centers compared to 2003. Score! experienced a small decrease in enrollments during the first six months of 2004.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs (various distance-learning businesses). Higher education results are showing significant growth, due to student enrollment increases and several acquisitions.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office.

Other expense is comprised of accrued charges for stock-based incentive compensation arising from a stock option plan established for certain members of Kaplan’s management and amortization of certain intangibles. Under the stock-based incentive plan, the amount of compensation expense varies directly with the estimated fair value of Kaplan’s common stock and the number of options outstanding. For the second quarter of 2004 and 2003, the Company recorded expense of $8.0 million and $20.0 million, respectively, and $17.8 million and $30.0 million for the first six months of 2004 and 2003, respectively, related to this plan. The stock compensation expense for the first six months of 2003 was based on stock options outstanding before the third quarter 2003 buyout offer for approximately 55% of the stock options outstanding at Kaplan. The stock compensation expense in 2004 is based on the remaining Kaplan stock options held by a small number of Kaplan executives after the 2003 buyout.

Equity in Losses of Affiliates

The Company’s equity in losses of affiliates for the second quarter of 2004 was $0.4 million, compared to losses of $5.5 million for the second quarter of 2003. For the first six months of 2004, the Company’s equity in losses of affiliates totaled $2.1 million, compared to losses of $8.2 million for the same period of 2003. The Company’s affiliate investments consist of a 49 percent interest in BrassRing LLC and a 49 percent interest in Bowater Mersey Paper Company Limited. The reduction in affiliate losses for 2004 is attributable to improved operating results at both BrassRing and Bowater.

On January 1, 2003, the Company sold its 50 percent interest in the International Herald Tribune for $65 million and the Company recorded an after-tax non-operating gain of $32.3 million in the first quarter of 2003.

Other Non-Operating Income (Expense)

The Company recorded other non-operating expense, net, of $0.1 million for the second quarter of 2004, compared to $2.3 million of other non-operating income, net, in the second quarter of 2003. The 2003 non-operating income, net, is primarily related to foreign currency gains.

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The Company recorded other non-operating income, net, of $0.7 million for the first six months of 2004, compared to other non-operating income, net, of $50.4 million for the same period of the prior year. The 2003 non-operating income, net, is comprised mostly of a $49.8 million pre-tax gain from the sale of the Company’s 50 percent interest in the International Herald Tribune.

Net Interest Expense

The Company incurred net interest expense of $6.4 million and $12.9 million for the second quarter and first six months of 2004, respectively, compared to $6.2 million and $13.3 million for the same periods of 2003. At June 27, 2004, the Company had $504.9 million in borrowings outstanding at an average interest rate of 4.9%.

Provision for Income Taxes

The effective tax rate for the second quarter and first six months of 2004 was 39.0%, compared to 37.8% for the same periods of 2003. The 2003 rate benefited from the 35.1% effective tax rate applicable to the one-time gain arising from the sale of the Company’s interest in the International Herald Tribune.

Earnings Per Share

The calculation of diluted earnings per share for the second quarter and first six months of 2004 was based on 9,596,000 and 9,588,000 weighted average shares outstanding, respectively, compared to 9,555,000 and 9,554,000, respectively, for the second quarter and first six months of 2003. The Company made no significant repurchases of its stock during the first half of 2004.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Second Quarter		% Change
	2004	2003
Operating revenues	$818,391	$706,940	16
Operating expenses	(623,741)	(556,467)	12
Depreciation	(44,769)	(43,212)	4
Amortization	(3,881)	(363)	969

Operating income	146,000	106,898	37
Equity in losses of affiliates, net	(353)	(5,524)	(94)
Interest income	458	458	0
Interest expense	(6,830)	(6,658)	3
Other income, net	(71)	2,274	—

Income before income taxes	139,204	97,448	43
Provision for income taxes	(54,300)	(36,800)	48

Net income	84,904	60,648	40
Redeemable preferred stock dividends	(245)	(258)	(5)

Net income available for common stock	$84,659	$60,390	40

Basic earnings per share	$8.85	$6.34	40

Diluted earnings per share	$8.82	$6.32	40

Basic average shares outstanding	9,563,000	9,527,000
Diluted average shares outstanding	9,596,000	9,555,000

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2004	2003
Operating revenues	$1,577,360	$1,347,380	17
Operating expenses	(1,231,554)	(1,074,271)	15
Depreciation	(88,628)	(86,607)	2
Amortization	(6,261)	(512)	—

Operating income	250,917	185,990	35
Equity in losses of affiliates, net	(2,069)	(8,166)	(75)
Interest income	802	573	40
Interest expense	(13,691)	(13,896)	(1)
Other income, net	671	50,409	—

Income before income taxes	236,630	214,910	10
Provision for income taxes	(92,300)	(81,200)	14

Net income	144,330	133,710	8
Redeemable preferred stock dividends	(747)	(775)	(4)

Net income available for common stock	$143,583	$132,935	8

Basic earnings per share	$15.02	$13.95	8

Diluted earnings per share	$14.98	$13.91	8

Basic average shares outstanding	9,557,000	9,527,000
Diluted average shares outstanding	9,588,000	9,554,000

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Second Quarter		% Change	Year-to-Date		% Change
	2004	2003		2004	2003
Operating Revenues:
Newspaper publishing	$233,979	$223,142	5	$452,804	$427,182	6
Television broadcasting	90,243	81,825	10	166,560	152,577	9
Magazine publishing	91,047	91,861	(1)	175,589	169,363	4
Cable television	126,426	114,552	10	247,440	224,920	10
Education	276,696	195,560	41	534,967	373,338	43

	$818,391	$706,940	16	$1,577,360	$1,347,380	17

Operating Expenses:
Newspaper publishing	$196,301	$186,112	5	$383,137	$368,794	4
Television broadcasting	46,537	42,839	9	91,579	87,244	5
Magazine publishing	73,414	79,457	(8)	151,135	156,122	(3)
Cable television	101,229	93,304	8	199,601	182,910	9
Education	247,253	192,033	29	484,887	353,884	37
Corporate office	7,657	6,297	22	16,104	12,436	29

	$672,391	$600,042	12	$1,326,443	$1,161,390	14

Operating Income:
Newspaper publishing	$37,678	$37,030	2	$69,667	$58,388	19
Television broadcasting	43,706	38,986	12	74,981	65,333	15
Magazine publishing	17,633	12,404	42	24,454	13,241	85
Cable television	25,197	21,248	19	47,839	42,010	14
Education	29,443	3,527	735	50,080	19,454	157
Corporate office	(7,657)	(6,297)	(22)	(16,104)	(12,436)	(29)

	$146,000	$106,898	37	$250,917	$185,990	35

Depreciation:
Newspaper publishing	$9,358	$10,451	(10)	$19,021	$21,748	(13)
Television broadcasting	2,808	2,774	1	5,551	5,520	1
Magazine publishing	818	929	(12)	1,678	1,881	(11)
Cable television	24,923	22,964	9	49,177	45,677	8
Education	6,862	6,094	13	13,201	11,781	12

	$44,769	$43,212	4	$88,628	$86,607	2

Amortization:
Newspaper publishing	$4	$4	0	$8	$8	0
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	35	37	(5)	73	75	(3)
Education	3,842	322	—	6,180	429	—

	$3,881	$363	969	$6,261	$512	—

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